Exhibit 99.1

LINN ENERGY REPORTS SECOND-QUARTER 2017 RESULTS
HOUSTON, August 3, 2017 – LINN Energy, Inc. (OTCQB: LNGG) (“LINN” or the “Company”) announced today financial and operating results for the second quarter of 2017 and provided updated guidance for the third quarter, fourth quarter and full-year 2017.
The Company highlights the following:

•	Signed an agreement to form Roan Resources LLC as a Merge/SCOOP/STACK pure play company with a core, largely contiguous position of approximately 140,000 tier 1 total net acres

•	Successfully tested third bench in the Merge with a peak IP-30 rate of more than 850 BOE/d (~64% liquids); lateral length of 4,186 feet in the Hunton

•	Exceeded $1 billion in net cash proceeds from closed asset sales as of August 1, 2017

•	Eliminated all debt and is in the final stages of negotiating a new credit facility

•	As of July 31, 2017, repurchased ~841,000 shares for ~$27 million as part of the share repurchase program

•	Exceeded midpoint of adjusted production guidance with average daily production of 710 MMcfe/d

•	Revised G&A guidance for 2017 is $95 million, down significantly from the previous guidance of $120 million

•	Raised guidance for production and financial performance pro forma of announced asset sales

•	Commenced construction of Chisholm Trail Cryogenic facility located in the prolific Merge/SCOOP/STACK play
“We had another outstanding quarter as we outperformed midpoint of guidance for volumes, costs and financial targets along with executing on several strategic and value-adding initiatives. This is highlighted by signing an agreement to form Roan Resources LLC, a premier pure play company in the Merge/SCOOP/STACK. With 140,000 total net acres, Roan is expected to have the inventory depth to provide production and reserve growth for many years to come. In addition, LINN’s acreage committed in the deal will remain dedicated to our Chisholm Trail Cryogenic facility that is currently under construction. This year, we successfully closed on more than $1 billion of asset sales resulting in the Company extinguishing all its outstanding debt. This gives us tremendous financial flexibility as we finalize negotiations on a new credit facility and continue to work with the Board of Directors to maximize shareholder value,” said Mark E. Ellis, President and Chief Executive Officer.
Key Financial Results (1)

	Second Quarter
$ in millions, except per unit amounts	2017	2016
Average daily production (MMcfe/d)	710	802
Total oil, natural gas and NGL revenues	$243	$196
Income from continuing operations	$223	$204
Income (loss) from discontinued operations net of income taxes	$(3)	$4
Net income	$220	$208
Adjusted EBITDAX (a non-GAAP financial measure)(3)	$112	$179
Total debt(4)	$183	$5,961(2)
Net cash provided by operating activities	$103	$536
Oil and natural gas capital	$71	$14
Total capital	$96	$23

(1)	All amounts reflect continuing operations with the exception of net income

(2)	Includes approximately $4,023 million classified as liabilities subject to compromise on the balance sheet

(3)	Excludes Adjusted EBITDAX from discontinued operations of approximately $12 million and $29 million for the three months ended June 30, 2017, and for the three months ended June 30, 2016, respectively

(4)	As of June 30, 2017 and June 30, 2016
Formation of Roan Resources – Merge/SCOOP/STACK pure play company
On June 27, 2017, LINN and Citizen Energy II, LLC announced an agreement to contribute certain upstream assets to form a new company, Roan, which will be focused on the accelerated development of the prolific Merge/SCOOP/STACK play in the Anadarko Basin. In exchange, LINN will receive 50 percent of the equity interest in Roan. The combined entity is expected to have no outstanding debt at closing, intends to establish a revolving credit facility of approximately $100 million to $300 million that will be secured by its own assets. The transaction is expected to close in the third quarter of 2017. Roan continues to actively recruit an executive management team and there has been significant interest in this opportunity. Subject to market conditions, Roan anticipates an initial public offering in 2018.

Positive test of a third bench in the Merge
In the second quarter of 2017, LINN completed its first horizontal test of the Hunton with positive results. The Campbell Farms 14-9-6 2H (lateral length of 4,186 feet) had a peak IP-30 rate (gross two-stream) of more than 850 BOE/d (~64% liquids). This test has the potential to add four to eight wells per drilling unit in specific areas of the Roan AMI (area of mutual interest). LINN is currently drilling both Sycamore and Woodford targets from multi-well pads with two operated drilling rigs and the next several completions are scheduled to commence early in the fourth quarter.
Exceeded $1 billion of proceeds from asset sales
As of August 1, 2017, net cash proceeds received from closed transactions this year have exceeded $1 billion, including $560 million for the Jonah and Pinedale fields in Wyoming, $351 million for the South Belridge and Brea fields in California, $76 million for the Salt Creek Field in Wyoming, $32 million for two South Texas asset packages and approximately $25 million (~$21 million and ~$4 million) for a portion of our Permian Basin assets.
The Company has also signed a purchase and sale agreement related to the majority of its remaining South Texas assets for approximately $20 million, subject to normal closing adjustments and transaction costs. We expect this transaction to close in the third quarter of 2017.
Pending and future asset sales
LINN continues to market the remaining packages in Permian, Williston and South Texas. Additionally, the Company plans to sell its interest in the Altamont Bluebell Field in Utah and its mature waterfloods in Oklahoma. LINN continues to work with Jefferies LLC to explore strategic alternatives for the Company.
Eliminated all debt and negotiating a new credit facility
As of August 1, 2017, the Company had extinguished all outstanding debt and is in the final stages of negotiating a new senior revolving credit facility. The new facility is expected to have an initial borrowing base of $500 million.
Initiated share repurchase program and evaluation of uplisting
On June 28, 2017, the Board of Directors authorized an increase in the share repurchase program to a total of $200 million, subject to the closing of the new credit facility. As of July 31, 2017, the Company had purchased approximately 841,000 shares in the open market for approximately $27 million at an average price of $32.41 per share and continues to evaluate further repurchases. In addition, LINN is evaluating uplisting to the New York Stock Exchange or NASDAQ in 2018.
General & administrative expense
Current general and administrative (“G&A”) expense guidance for 2017 is $95 million, down significantly from the previous 2017 guidance of $120 million. Following the completion of all contemplated asset sales, closing the Roan transaction and related transition periods, the Company expects an ongoing annual G&A run rate of approximately $60 million and continues to evaluate further value-adding reductions to our cost structure.
NW STACK activity continues to increase
The Company has a significant acreage position of approximately 105,000 net acres in the NW STACK and offset horizontal results in the Osage and Meramec have been positive with recent IP-30 rates of more than 1,000 BOE/d. Industry activity has significantly increased in the area, with 41 rigs currently running and 101 horizontal well permits filed in the second quarter of 2017 compared to 43 in the first quarter of 2017. LINN is evaluating adding a rig in the NW STACK to test horizontal potential along with evaluating several other potential productive horizons in the area.
Blue Mountain Midstream
The Company’s subsidiary, LINN Midstream, LLC, has been renamed Blue Mountain Midstream LLC (“Blue Mountain”) and holds all previously held LINN Midstream assets, including Chisholm Trail in central Oklahoma and the Jayhawk natural gas processing plant in southwest Kansas. The rebranding of Blue Mountain highlights the significant value of the Company’s growing midstream business that is additive to the upstream value estimates provided at emergence. Blue Mountain charges the upstream business a market rate that is included in the upstream economics.
Chisholm Trail Cryogenic gas plant in the Merge
Chisholm Trail is located in the heart of the prolific liquids-rich Merge/SCOOP/STACK play and has approximately 30 miles of existing gas gathering pipeline and approximately 60 MMcf/d of current refrigeration capacity. LINN acreage recently contributed to Roan remains dedicated to Chisholm Trail. Infrastructure expansions are underway to add 35 miles of low-pressure gathering, increase compression throughput and construct a new cryogenic plant to improve liquids recoveries. Blue

Mountain has entered into a definitive agreement with BCCK to construct a highly efficient, state-of-the-art 225 MMcf/d cryogenic gas processing facility with a total capacity of 250 MMcf/d. Construction is underway and the facility is expected to be commissioned during the second quarter of 2018. Blue Mountain is also pursuing third-party dedications to accelerate throughput growth for the facility. The Company estimates that a midstream business of this type at full capacity could generate annual EBITDA (a non-GAAP financial measure) between $100 million and $125 million.
Jayhawk natural gas processing plant in the Hugoton Basin
Blue Mountain owns and operates the Jayhawk natural gas processing plant in southwest Kansas with a capacity of approximately 450 MMcf/d, allowing the Company to receive maximum value from the liquids-rich natural gas and helium produced in the area. The Company’s production in the area is delivered to the plant at market gathering rates via a system of approximately 3,930 miles of pipeline and related facilities operated by the Company, of which approximately 2,075 miles of pipeline are owned by the Company.
Emerging Growth Potential
North Louisiana
The Company has approximately 150,000 net acres that are largely held by production with a focus on acreage in the Ruston and Calhoun areas. There are 10 active rigs in the areas and more than 30 drilling permits have been filed in the first half of 2017. LINN recently drilled two operated horizontal wells in Ruston for our first test of the Lower Red and our third test of the Upper Red. The recently completed Lower Red test continues to clean up with a choked back 24-hr IP rate of 12.6 MMcf/d and the completion of the Upper Red is expected to commence in the next 30 days. Additionally, the Company plans to drill an operated horizontal well to test the Calhoun acreage in the fourth quarter of 2017.
East Texas
LINN has approximately 115,000 net acres that are held by production in East Texas. Horizontal activity is increasing in the area with seven active horizontal rigs and more than 40 horizontal drilling permits filed in the first half of 2017 that target several prospective formations including the Cotton Valley and Bossier formations. The Company sees significant upside by applying enhanced horizontal drilling and completion technologies across its acreage position and is currently drilling one of two planned operated horizontal wells for the second half of 2017.
Washakie
LINN has approximately 200,000 net acres that are held by production in the Washakie, where there has been significant offset horizontal activity. There are currently three active horizontal drilling rigs in the area with more than 60 horizontal drilling permits approved in the first half of 2017. Emerging horizontal targets include the Lewis, Almond marine bar and Middle Almond formations with peak IP-30 well results of greater than 10 MMcf/d. LINN continues to evaluate the play and plans to participate in non-operated horizontal activity in the second half of 2017.
Arkoma
The Company has approximately 49,000 net acres in the Arkoma area that are held by production and there are currently 10 active horizontal rigs in the area with 50 horizontal drilling permits filed in the first half of 2017. About 40 percent of the operated sections have only one horizontal well and LINN is evaluating infill development using enhanced drilling and completion technology.
Capital spending
Adjusted for discontinued operations and the sale of Jonah, LINN forecasted $49 million of oil and natural gas capital for the second quarter of 2017. Actual oil and gas capital for the quarter was approximately $71 million. This was higher than guidance primarily due to an increase in lease acquisition spending in the Merge.
The Company has reduced capital guidance for the full year 2017 from $413 million to $338 million. The reduction is primarily related to the expected closing of all announced asset sales and the contribution of our Merge/SCOOP/STACK acreage to Roan, partially offset by increased non-operated horizontal drilling capital and leasing in the Merge area.

Second Quarter Actuals versus Adjusted Guidance
Second quarter guidance has been adjusted for the closing of the Jonah sale at the end of May and classification of California properties as discontinued operations.

	Q2 Actuals	Adjusted Q2 Guidance
Net Production (MMcfe/d)	710	663	–	737
Natural gas (MMcf/d)	432	428	–	475
Oil (Bbls/d)	21,600	19,122	–	21,609
NGL (Bbls/d)	24,800	20,135	–	22,044

Other revenues, net (in thousands) (1)	$11,962	$9,000	–	$10,000

Costs (in thousands)	$126,316	$122,000	–	$137,000
Lease operating expenses	$71,057	$68,000	–	$75,000
Transportation expenses	$37,388	$35,000	–	$40,000
Taxes, other than income taxes	$17,871	$19,000	–	$22,000

General and administrative expenses (2)	$19,036	$27,000	–	$30,000

Costs per Mcfe (Mid-Point)	$1.96	$2.03
Lease operating expenses	$1.10	$1.12
Transportation expenses	$0.58	$0.59
Taxes, other than income taxes	$0.28	$0.32

General and administrative expenses (2)	$0.29	$0.45

Targets (Mid-Point) (in thousands)
Adjusted EBITDAX(3)	$111,932	$95,000
Interest expense	$7,551	$9,000
Oil and natural gas capital	$70,640	$49,000
Total capital	$95,741	$85,000

Weighted Average NYMEX Differentials
Natural gas (MMBtu)	($0.37)	($0.35)	–	($0.15)
Oil (Bbl)	($2.86)	($5.00)	–	($3.00)
NGL price as a % of crude oil price	42%	34% - 38%
_________________________________________________________

(1)	Includes other revenues and margin on marketing activities

(2)	As included in operating cash flow and excludes share-based compensation expenses of approximately $15 million

(3)	Excludes Adjusted EBITDAX from discontinued operations of approximately $12 million

Third Quarter, Fourth Quarter and Full Year 2017 Guidance Update
Guidance estimates have been adjusted for the closing of the Jonah, Salt Creek, South Texas, Permian and California sales as well as expected timing of the closing for Roan. The guidance provided below excludes LINN’s 50% equity interest in Roan after closing.

	Q3 2017E	Q4 2017E	FY 2017E
Net Production (MMcfe/d)	540 – 600	500 – 550	618 – 655
Natural gas (MMcf/d)	330 – 365	325 – 355	390 – 415
Oil (Bbls/d)	16,000 – 18,000	14,000 – 16,000	18,000 – 19,000
NGL (Bbls/d)	19,000 – 21,000	15,000 – 16,500	20,000 – 21,000

Other revenues, net (in thousands) (1)	$7,000 – $8,000	$7,000 – $8,000	$40,000 – $42,000

Costs (in thousands)	$101,000 – $111,000	$96,000 – $105,000	$456,000 – $485,000
Lease operating expenses	$56,000 – $62,000	$55,000 – $60,000	$255,000 – $270,000
Transportation expenses	$31,000 – $34,000	$28,000 – $31,000	$136,000 – $144,000
Taxes, other than income taxes	$14,000 – $15,000	$13,000 – $14,000	$65,000 – $71,000

General and administrative expenses (2)	$24,000 – $27,000	$22,000 – $24,000	$92,000 – $99,000

Costs per Mcfe (Mid-Point)	$2.03	$2.08	$2.02
Lease operating expenses	$1.13	$1.19	$1.13
Transportation expenses	$0.62	$0.61	$0.60
Taxes, other than income taxes	$0.28	$0.28	$0.29

General and administrative expenses (2)	$0.49	$0.48	$0.41

Targets (Mid-Point) (in thousands)
Adjusted EBITDAX(3)	$71,000	$63,000	$360,000
Interest expense	$1,000	$–	$28,000
Oil and natural gas capital	$78,000	$24,000	$229,000
Total capital	$116,000	$62,000	$338,000

Weighted Average NYMEX Differentials
Natural gas (MMBtu)	($0.35) – ($0.25)	($0.35) – ($0.25)	($0.35) – ($0.25)
Oil (Bbl)	($4.00) – ($3.00)	($4.00) – ($3.00)	($4.00) – ($3.00)
NGL price as a % of crude oil price	34% – 40%	34% – 40%	36% – 42%

Unhedged Commodity Price Assumptions (4)	July	Aug	Sept	Oct	Nov	Dec	2017E
Natural gas (MMBtu)	$3.07	$2.97	$2.96	$3.00	$3.07	$3.22	$3.15
Oil (Bbl)	$45.86	$45.77	$45.95	$46.19	$46.45	$46.69	$48.09
NGL (Bbl)	$17.04	$16.99	$17.28	$17.02	$17.09	$17.17	$18.95
_________________________________________________________

(1)	Includes other revenues and margin on marketing activities

(2)	As included in operating cash flow and excludes share-based compensation expenses

(3)	Excludes Adjusted EBITDAX from discontinued operations of approximately $4 million for Q3 2017E, and $31 million for FY 2017E

(4)	Strip prices as of July 21, 2017

Hedging Update

	2017		2018		2019
Natural Gas	Volume (MMMBtu/d)	Average Price (per MMBtu)	Volume (MMMBtu/d)	Average Price (per MMBtu)	Volume (MMMBtu/d)	Average Price (per MMBtu)
Swaps	370	$3.17	131	$3.01	31	$2.97
Oil	Volume (Bbls/d)	Average Price (per Bbl)	Volume (Bbls/d)	Average Price (per Bbl)	Volume (Bbls/d)	Average Price (per Bbl)
Swaps	12,000	$52.13	1,500	$54.07	–	–
Collars	–	–	5,000	$50.00 – $55.50	5,000	$50.00 – $55.50
Form 10‑Q / Earnings Call
LINN plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, with the Securities and Exchange Commission on August 3, 2017 and will host a conference call Thursday, August 3, 2017 at 10 a.m. (CDT) to discuss the Company’s second quarter 2017 results. Investors and analysts are invited to participate in the call by dialing (844) 625-4392, or (409) 497-0988 for international calls using Conference ID: 51104553. Interested parties may also listen over the internet at www.linnenergy.com. A replay of the call and a transcript will be available on the Company’s website until August 17, 2017.
Supplemental information can be found at the following link on our website: http://ir.linnenergy.com/presentations.cfm
About LINN Energy
LINN Energy, Inc. was formed in February 2017 as the reorganized successor to LINN Energy, LLC. Headquartered in Houston, Texas, the Company’s core focus is the upstream and midstream development of the Merge/SCOOP/STACK in Oklahoma. Additionally, the Company is pursuing emerging horizontal opportunities in the Mid-Continent, Rockies, North Louisiana and East Texas while continuing to add value by efficiently operating and applying new technology to a diverse set of long-life producing assets.
Forward-Looking Statements
Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to financial performance and results, ability to improve our financial results and profitability following emergence from bankruptcy, availability of sufficient cash flow to execute our business plan, ability to execute planned asset sales, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities, the regulatory environment and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.
CONTACTS: LINN Energy, Inc.
Investors:
Thomas Belsha, Vice President – Investor Relations & Corporate Development
(281) 840-4110
ir@linnenergy.com

Condensed Consolidated Balance Sheets (Unaudited)

	Successor	Predecessor
	June 30, 2017	December 31, 2016
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$16,903	$694,857
Accounts receivable – trade, net	163,935	198,064
Derivative instruments	23,959	—
Restricted cash	98,616	1,602
Other current assets	71,836	105,310
Assets held for sale	236,421	—
Current assets of discontinued operations	235,643	701
Total current assets	847,313	1,000,534

Noncurrent assets:
Oil and natural gas properties (successful efforts method)	1,444,110	12,349,117
Less accumulated depletion and amortization	(37,572)	(9,843,908)
	1,406,538	2,505,209

Other property and equipment	441,483	618,262
Less accumulated depreciation	(12,739)	(217,724)
	428,744	400,538

Derivative instruments	12,759	—
Deferred income taxes	492,182	—
Other noncurrent assets	13,980	13,984
Noncurrent assets of discontinued operations	—	740,326
	518,921	754,310
Total noncurrent assets	2,354,203	3,660,057
Total assets	$3,201,516	$4,660,591

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$268,605	$295,081
Derivative instruments	486	82,508
Current portion of long-term debt, net	—	1,937,729
Other accrued liabilities	135,416	25,979
Liabilities held for sale	36,387	—
Current liabilities of discontinued operations	28,218	321
Total current liabilities	469,112	2,341,618

Derivative instruments	—	11,349
Long-term debt	183,430	—
Other noncurrent liabilities	264,025	360,405
Noncurrent liabilities of discontinued operations	—	39,202
Liabilities subject to compromise	—	4,305,005

Consolidated Balance Sheets - Continued (Unaudited)

	Successor	Predecessor
	June 30, 2017	December 31, 2016
(in thousands)
Temporary equity:
Redeemable noncontrolling interests	28,132	—
Stockholders’/unitholders’ equity (deficit):
Predecessor units issued and outstanding	—	5,386,885
Predecessor accumulated deficit	—	(7,783,873)
Successor Class A common stock	89	—
Successor additional paid-in capital	2,043,927	—
Successor retained earnings	212,801	—
Total stockholders’/unitholders’ equity (deficit)	2,256,817	(2,396,988)
Total liabilities and equity (deficit)	$3,201,516	$4,660,591

Condensed Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
(in thousands, except per share and per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$243,167	$195,847
Gains (losses) on oil and natural gas derivatives	45,714	(183,794)
Marketing revenues	12,547	8,551
Other revenues	6,391	23,641
	307,819	44,245
Expenses:
Lease operating expenses	71,057	70,367
Transportation expenses	37,388	41,092
Marketing expenses	6,976	6,727
General and administrative expenses	34,458	52,169
Exploration costs	811	48
Depreciation, depletion and amortization	51,987	86,358
Taxes, other than income taxes	17,871	18,180
(Gains) losses on sale of assets and other, net	(306,969)	2,517
	(86,421)	277,458
Other income and (expenses):
Interest expense, net of amounts capitalized	(7,551)	(50,320)
Other, net	(1,163)	(1,226)
	(8,714)	(51,546)
Reorganization items, net	(3,377)	485,798
Income from continuing operations before income taxes	382,149	201,039
Income tax expense (benefit)	158,770	(3,652)
Income from continuing operations	223,379	204,691
Income (loss) from discontinued operations, net of income taxes	(3,322)	3,801
Net income	$220,057	$208,492

Income from continuing operations per share/unit – Basic	$2.49	$0.58
Income from continuing operations per share/unit – Diluted	$2.47	$0.58

Income (loss) from discontinued operations per share/unit – Basic	$(0.04)	$0.01
Income (loss) from discontinued operations per share/unit – Diluted	$(0.04)	$0.01

Net income per share/unit – Basic	$2.45	$0.59
Net income per share/unit – Diluted	$2.43	$0.59

Weighted average shares/units outstanding – Basic	89,849	352,789
Weighted average shares/units outstanding – Diluted	90,484	352,789

Condensed Consolidated Statements of Operations - Continued (Unaudited)

	Successor	Predecessor
	Four Months Ended June 30, 2017	Two Months Ended February 28, 2017	Six Months Ended June 30, 2016
(in thousands, except per share and per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$323,492	$188,885	$380,288
Gains (losses) on oil and natural gas derivatives	33,755	92,691	(74,341)
Marketing revenues	15,461	6,636	17,612
Other revenues	8,419	9,915	51,947
	381,127	298,127	375,506
Expenses:
Lease operating expenses	95,687	49,665	153,613
Transportation expenses	51,111	25,972	83,623
Marketing expenses	9,515	4,820	14,560
General and administrative expenses	44,869	71,745	135,889
Exploration costs	866	93	2,741
Depreciation, depletion and amortization	71,901	47,155	175,467
Impairment of long-lived assets	—	—	123,316
Taxes, other than income taxes	24,948	14,877	35,541
(Gains) losses on sale of assets and other, net	(306,524)	672	3,786
	(7,627)	214,999	728,536
Other income and (expenses):
Interest expense, net of amounts capitalized	(11,751)	(16,725)	(134,193)
Other, net	(1,551)	(149)	(1,158)
	(13,302)	(16,874)	(135,351)
Reorganization items, net	(5,942)	2,331,189	485,798
Income (loss) from continuing operations before income taxes	369,510	2,397,443	(2,583)
Income tax expense (benefit)	153,455	(166)	6,594
Income (loss) from continuing operations	216,055	2,397,609	(9,177)
Loss from discontinued operations, net of income taxes	(3,254)	(548)	(1,130,077)
Net income (loss)	$212,801	$2,397,061	$(1,139,254)

Income (loss) from continuing operations per share/unit – Basic	$2.41	$6.80	$(0.02)
Income (loss) from continuing operations per share/unit – Diluted	$2.40	$6.80	$(0.02)

Loss from discontinued operations per share/unit – Basic	$(0.04)	$(0.01)	$(3.21)
Loss from discontinued operations per share/unit – Diluted	$(0.04)	$(0.01)	$(3.21)

Net income (loss) per share/unit – Basic	$2.37	$6.79	$(3.23)
Net income (loss) per share/unit – Diluted	$2.36	$6.79	$(3.23)

Weighted average shares/units outstanding – Basic	89,849	352,792	352,511
Weighted average shares/units outstanding – Diluted	90,065	352,792	352,511

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Four Months Ended June 30, 2017	Two Months Ended February 28, 2017	Six Months Ended June 30, 2016
(in thousands)
Cash flow from operating activities:
Net income (loss)	$212,801	$2,397,061	$(1,139,254)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	3,254	548	1,130,077
Depreciation, depletion and amortization	71,901	47,155	175,467
Impairment of long-lived assets	—	—	123,316
Deferred income taxes	131,055	(166)	3,850
Noncash (gains) losses on oil and natural gas derivatives	(25,826)	(104,263)	931,251
Share-based compensation expenses	19,599	50,255	18,553
Amortization and write-off of deferred financing fees	82	1,338	9,227
(Gains) losses on sale of assets and other, net	(293,811)	1,069	3,929
Reorganization items, net	—	(2,359,364)	(498,954)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable – trade, net	27,212	(7,216)	(12,046)
(Increase) decrease in other assets	(1,245)	402	(19,039)
Increase in restricted cash	—	(80,164)	—
Increase (decrease) in accounts payable and accrued expenses	(49,984)	20,949	47,062
Increase in other liabilities	22,421	2,801	26,150
Net cash provided by (used in) operating activities – continuing operations	117,459	(29,595)	799,589
Net cash provided by operating activities – discontinued operations	13,966	8,781	1,612
Net cash provided by (used in) operating activities	131,425	(20,814)	801,201

Cash flow from investing activities:
Development of oil and natural gas properties	(61,534)	(50,597)	(80,909)
Purchases of other property and equipment	(27,287)	(7,409)	(13,655)
Proceeds from sale of properties and equipment and other	641,219	(166)	(2,713)
Net cash provided by (used in) investing activities – continuing operations	552,398	(58,172)	(97,277)
Net cash provided by (used in) investing activities – discontinued operations	(1,645)	(584)	26,166
Net cash provided by (used in) investing activities	550,753	(58,756)	(71,111)

Condensed Consolidated Statements of Cash Flows - Continued (Unaudited)

	Successor	Predecessor
	Four Months Ended June 30, 2017	Two Months Ended February 28, 2017	Six Months Ended June 30, 2016
(in thousands)
Cash flow from financing activities:
Proceeds from rights offering, net	—	514,069	—
Proceeds from borrowings	160,000	—	978,500
Repayments of debt	(876,570)	(1,038,986)	(913,210)
Debt issuance costs paid	(2,973)	—	(623)
Payment to holders of claims under the second lien notes	—	(30,000)	—
Other	(87)	(6,015)	(20,687)
Net cash provided by (used in) financing activities – continuing operations	(719,630)	(560,932)	43,980
Net cash used in financing activities – discontinued operations	—	—	(1,593)
Net cash provided by (used in) financing activities	(719,630)	(560,932)	42,387

Net increase (decrease) in cash and cash equivalents	(37,452)	(640,502)	772,477
Cash and cash equivalents:
Beginning	54,355	694,857	2,168
Ending	16,903	54,355	774,645
Less cash and cash equivalents of discontinued operations at end of period	—	—	(15,008)
Ending – continuing operations	$16,903	$54,355	$759,637

Adjusted EBITDAX (Non-GAAP Measure)

The non-GAAP financial measure of adjusted EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, this non-GAAP measure should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for GAAP.
Adjusted EBITDAX is a measure used by Company management to evaluate the Company’s operational performance and for comparisons to the Company’s industry peers. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results.
The following presents a reconciliation of net income (loss) to adjusted EBITDAX:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017(1)	2016
	(in thousands)

Net income (loss)	$220,057	$208,492	$2,609,862	$(1,139,254)
Plus (less):
(Income) loss from discontinued operations	3,322	(3,801)	3,802	1,130,077
Interest expense	7,551	50,320	28,476	134,193
Income tax expense (benefit)	158,770	(3,652)	153,289	6,594
Depreciation, depletion and amortization	51,987	86,358	119,056	175,467
Exploration costs	811	48	959	2,741
EBITDAX	442,498	337,765	2,915,444	309,818
Plus (less):
Impairment of long-lived assets	—	—	—	123,316
Noncash (gains) losses on oil and natural gas derivatives	(43,567)	349,158	(130,089)	574,416
Noncash settlements on derivatives (2)	—	34,335	—	34,335
Accrued settlements on oil derivative contracts related to current production period (3)	1,583	(65,492)	2,885	(73,354)
Share-based compensation expenses	15,422	6,128	69,854	18,553
Write-off of deferred financing fees	—	1,332	—	1,348
(Gains) losses on sale of assets and other, net (4)	(307,381)	2,018	(307,407)	3,376
Reorganization items, net (5)	3,377	(485,798)	(2,325,247)	(485,798)
Adjusted EBITDAX	$111,932	$179,446	$225,440	$506,010

In addition, the Company reported the following other items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017(1)	2016
	(in thousands)

Prepetition restructuring costs included in general and administrative expenses (6)	$—	$2,403	$—	$19,567
Premiums paid for put options that settled during the period (7)	—	(20,761)	—	(58,246)

(1)	All amounts reflect the combined results of the four months ended June 30, 2017 (successor) and the two months ended February 28, 2017 (predecessor).

(2)
Represent derivative settlements that were paid directly by the counterparties to the lenders under the predecessor’s credit facility, and as such were not included on the Company’s consolidated statement of cash flows.

(3)	Represent amounts related to oil derivative contracts that settled during the respective period (contract terms had expired) but cash had not been received as of the end of the period.

Adjusted EBITDAX (Non-GAAP Measure) - Continued

(4)	Primarily represent gains or losses on the sale of assets, gains or losses on inventory valuation and amortization of basis difference for equity method investments.

(5)
Represent costs and income directly associated with the Company’s filing for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code since the petition date, and also include adjustments to reflect the carrying value of certain liabilities subject to compromise at their estimated allowed claim amounts, as such adjustments are determined.

(6)
Represent restructuring costs incurred by the Company prior to its filing for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, which are included in general and administrative expenses.

(7)	Represent premiums paid at inception for put options that settled during the respective period. The Company has not purchased any put options since 2012.